Exhibit 99.1

enVVeno Receives Unfavorable Appeal Decision from the FDA for the VenoValve

IRVINE, Calif. – November 13, 2025 – enVVeno Medical Corporation (Nasdaq: NVNO) (“enVVeno” or the “Company”), a company setting new standards of care for the treatment of deep venous disease, today announced that it has received an unfavorable decision from the U.S. Food & Drug Administration (“FDA”) in response to its supervisory appeal of the not-approvable letter it received on August 19, 2025 in response to its Premarket Approval (PMA) application for VenoValve®, a surgical replacement venous valve for treating severe deep chronic venous insufficiency (CVI). The supervisory appeal upheld the review staff decision in the not-approvable letter that the VenoValve did not meet the standard of reasonable assurance of safety and effectiveness.

“Although the appeal decision was not the result we are looking for, it did provide valuable insight into the criteria that would be necessary for approval of enVVe, our next generation transcatheter based replacement venous valve”, said Robert Berman, enVVeno Medical’s Chief Executive Officer. “enVVe should have a different safety profile than a open surgical device and is ready for human testing. Assuming that we can reach alignment with the Agency on achieveble endpoints for enVVe, it makes sense to turn our attention and devote our resources to enVVe. We will continue to interact with the FDA on enVVe and will provide periodic updates on our progress.”

The Company reported $31.5 million in cash and investments at the end of the third quarter. With its quarterly cash burn of $4 to $5 million a quarter, the Company has sufficient cash to fund operations into 2027.

Severe, deep venous Chronic Venous Insufficiency (CVI) is a debilitating disease that is most often caused by blood clots (deep vein thromboses or DVTs) in the deep veins of the leg. The disease can severely impact everyday functions such as sleeping, bathing, dressing, and walking, and is known to result in high rates of depression and anxiety. There are currently no effective treatments for severe CVI of the deep vein system caused by valvular incompetence. Estimates indicate that there are approximately 2.5 million to 3.5 million patients with severe deep venous CV I in the U.S. including approximately 1.5 million patients that develop venous leg ulcers (C6 patients). The average patient seeking treatment of a venous ulcer spends as much as $30,000 a year on wound care, and the total direct medical costs from venous ulcer sufferers in the U.S. has been estimated to ex ceed $20 billion a year.

About enVVeno Medical Corporation

enVVeno Medical (NASDAQ:NVNO) is an Irvine, California-based, late clinical-stage medical device Company focused on the advancement of innovative bioprosthetic (tissue-based) solutions to improve the standard of care for the treatment of deep venous disease. The Company is developing surgical and non-surgical replacement venous valves for the treatment of deep venous CVI.

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Cautionary Note on Forward-Looking Statements

This press release and any statements of stockholders, directors, employees, representatives and partners of enVVeno Medical Corporation (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results and timing (may differ significantly from those set forth or implied in the forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

INVESTOR CONTACT:

Jenene Thomas, JTC Team, LLC

NVNO@jtcir.com

(908) 824-0775

MEDIA CONTACT:

Glenn Silver, FINN Partners

Glenn.Silver@finnpartners.com

(973) 818-8198

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